AMERICAN GENERAL LIFE INSURANCE COMPANY

PREMIUM PLUS RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider becomes a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Subject to the terms and conditions set forth herein, this Rider provides for a bonus on this Contract, which is called the

“Premium Plus Amount”.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page:	[2]

Rider Definitions:	[3]

Rider Provisions:	[3]

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RIDER DATA PAGE

PREMIUM PLUS RATE:   [6.00%]

If, after purchasing the Contract to which this Rider is attached, You choose to exercise Your Right to Examine as described on page 1 of the Contract the amount refunded to You by the Company will not include the Premium Plus Amount credited to You Contract Value under this Rider.

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RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

PREMIUM PLUS AMOUNT

The Premium Plus Amount is the additional amount credited to Your Contract Value when You make a Purchase Payment toward Your Contract.

PREMIUM PLUS RATE

The Premium Plus Rate shown on the RIDER DATA PAGE is the percentage of Your Purchase Payment that determines the Premium Plus Amount credited to Your Contract Value, as detailed in the RIDER PROVISIONS below.

RIDER PROVISIONS

The Premium Plus Amount is calculated as:

Purchase Payment Received × Premium Plus Rate shown on the RIDER DATA PAGE

We will credit the Premium Plus Amount to Your Contract Value at the time the Purchase Payment is received under the Contract. The Premium Plus Amount will be treated as earnings under Your Contract rather than as an additional Purchase Payment and will be allocated proportionately among the Allocation Account(s) according to the same allocation instructions received for the Purchase Payment.

TERMINATION

The Rider will terminate on the date the Contract terminates.

This Rider is signed by the Company to be effective on the Contract Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

[© Corebridge Financial, Inc. All rights reserved.]

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